Exhibit 10.1

THIRD AMENDMENT TO
FIRST LIEN CREDIT AGREEMENT

THIS THIRD AMENDMENT TO FIRST LIEN CREDIT AGREEMENT (this “Amendment”), dated as of January ___, 2015 and effective as of December 31, 2014 (the “Effective Date”), is entered into by and among FULL HOUSE RESORTS, INC., a Delaware corporation (the “Borrower”); each of the undersigned financial institutions (collectively, the “Lenders”); and CAPITAL ONE, NATIONAL ASSOCIATION (“Capital One”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as L/C Issuer and as Swing Line Lender (as such terms are defined in the Credit Agreement referenced below).

RECITALS

A.            The Borrower, Administrative Agent and Lenders have executed a First Lien Credit Agreement, dated as of June 29, 2012 (as amended, the “Credit Agreement”) providing for a Revolving Loan in the maximum aggregate principal amount of $5,000,000, a Term Loan in the original principal amount of $50,000,000, a Term Loan (Hotel) in the maximum principal amount of $10,000,000 and a Swing Line Loan in the maximum principal amount of $1,000,000.  Capitalized terms used herein and not otherwise defined herein shall have the meanings defined in the Credit Agreement.

B.             The Borrower has also requested that (i) certain of the financial covenants be modified; and (ii) the drawdown deadline for the Term Loan (Hotel) be extended and to make certain other modifications to the First Lien Credit Agreement.  The Administrative Agent and Lenders are willing to accept such requests on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants herein contained, the parties hereto hereby agree as follows:

I.           AMENDMENTS TO CREDIT AGREEMENT

1.             Section 1.01 (Definitions) of the Credit Agreement is hereby amended to add or modify the following definitions:

“Adjusted EBITDA” shall mean, for any four fiscal quarter period, (a) Net Income for such period, plus (b) to the extent deducted in determining Net Income of the Borrower Parties for such period, the sum of the following for such period (without duplication): (i) Interest Expense, (ii) provisions for income taxes, (iii) depreciation and amortization expenses, (iv) extraordinary losses (including non-cash impairment charges), (v) stock compensation expense, (vi) acquisition costs related to the Fitz Casino in Tunica, Mississippi that are required to be expensed in accordance with GAAP for any fiscal quarter in fiscal year 2014 in an aggregate amount not to exceed $325,000; (vii) costs related to the Borrower’s S-1 2014 Registration Statement filing that are required to be expensed in accordance with GAAP for any quarter in fiscal year 2014 in an aggregate amount not to exceed $650,000, and (viii) Management Transition Expenses in an aggregate amount not to exceed $2,500,000 over the life of this Agreement, minus (c) to the extent added in determining Net Income of the Borrower Parties for such period, extraordinary gains, minus (d) the portion of Net Income for such period attributable to any Joint Venture or any other Person (other than a Subsidiary) in which any Borrower Party has ownership interest, except to the extent that any such Net Income has been actually received by such Borrower Party in the form of cash dividends or distributions.

Pro forma credit shall be given for an Acquired Person’s Adjusted EBITDA as if owned on the first day of the applicable period; companies (or identifiable business units or divisions) sold, transferred or otherwise disposed of during any period will be treated as if not owned during the entire applicable period.

Pro forma credit for the Indiana gaming tax reductions shall be also be given for the following periods in the amounts indicated:  for the four fiscal quarters ending June 30, 2014, $2,500,000; for the four fiscal quarters ending September 30, 2014, $1,875,000; for the four fiscal quarters ending December 31, 2014, $1,250,000; and for the four fiscal quarters ending March 31, 2015, $625,000.

*     *     *     *     *

“Management Transition Expenses” shall mean costs incurred in 2014 and 2015 in an aggregate amount not to exceed $2,500,000 over the life of this Agreement related to the transition of senior management personnel and members of the board of directors that took place on November 28, 2014, including the following:  (i) legal expenses of shareholders and Borrower incurred in connection with a proposal to call a special meeting of shareholders of the Borrower, settlement agreement, termination agreement, employment agreement, new stock option agreement, SEC filings, S-8 filing, and all other legal fees associated with negotiations with shareholder group and the transition of management (ii) severance costs incurred by the Borrower for departing senior management personnel of the Borrower, and (iii) expenses associated with public relations and printing costs for filings, (iv) expenses incurred by the Borrower in connection with licensing of senior management personnel and members of the board of directors of the Borrower.

2.             Sections 2.01(g)(iii) (Loan Facilities, Scheduled Payments; Schedule Principal Payments – Term Loans); 2.01(h)(iii) (Loan Facilities, Term Loan (Hotel)), 2.04(b)(ii) (Amount Limitations, Commitment Reductions, Etc.; Mandatory Reductions of Commitments), and 2.05(c) (Fees;  Commitment Fees) of the Credit Agreement are hereby amended to substitute May 31, 2015 for March 31, 2015, and June 1, 2015 for April 1, 2015.

3.             Except as specifically amended hereby, all of the remaining terms and conditions of the Credit Agreement shall remain in full force and effect.

II.           MISCELLANEOUS

1.             Representations and Warranties.  Borrower represents to the Administrative Agent and the Lenders as follows:

(a)           The representations and warranties of the Loan Parties set forth in Article IV of the Credit Agreement and in the other Credit Documents are true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality, in which case such representation and warranty must be true in all respects) as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality, in which case such representation and warranty must be true in all respects) as of such date);

(b)           No Default has occurred and is continuing; and

(c)           No material adverse change in the business, operations, condition (financial or otherwise), assets or liabilities (whether actual or contingent) of the Borrower Parties taken as a whole has occurred since September 30, 2014.

2.             Conditions Precedent.  Upon the satisfaction of all of the following conditions precedent, this Amendment shall, retroactively as of the Effective Date, become effective:  (i) the Borrower shall have paid or caused to be paid all costs and expenses incurred by the Agent and the Lenders through the Effective Date and (ii) the Agent and the Lenders shall have received the following, all of which shall be in form and substance satisfactory to the Agent and in sufficient counterparts:

(a)           Duly executed counterparts of this Amendment signed by all of the Loan Parties.

(b)           Acknowledgment of First Lien Guarantors to this Amendment.

(c)           Acknowledgment of Second Lien Lenders to this Amendment, and execution of Amendment No. 3 to Second Lien Credit Agreement to be consistent with this Amendment.

(d)           Flood hazard determination certificates for Silver Slipper Casino property, if required by Administrative Agent.

(e)           Certificate of Borrower stating that (i) all material consents necessary or advisable in connection with the transactions contemplated by this Amendment, including the consent of the Indiana Gaming Commission, which will be ratified at the next meeting of the Indiana Gaming Commission, have been obtained, (ii) all of the foregoing conditions precedent have been satisfied and (iii) the Effective Date has occurred; provided that if such certificate is not received by December 31, 2014 (unless such date is extended by the Administrative Agent), this Amendment shall become null and void.

(f)            Opinion of counsel to Borrower regarding the due authorization, execution and enforceability of this Amendment.

(g)           Such other documents as the Administrative Agent may reasonably request.

3.             Counterparts.  This Amendment may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes.  Transmission by facsimile, “pdf” or similar electronic copy of an executed counterpart of this Amendment shall be deemed to constitute due and sufficient delivery of such counterpart.  Any party hereto may request an original counterpart of any party delivering such electronic counterpart.

4.             Effective Date.  Upon the satisfaction of the conditions precedent set forth in Section 2 of this Article II, this Amendment shall become effective as of the Effective Date (defined above).

IN WITNESS WHEREOF, the Borrower, the Lenders, the Administrative Agent, the L/C Issuer and the Swing Line Lender have caused this Agreement to be executed as of the day and year first above written.

BORROWER:	FULL HOUSE RESORTS, INC.,
a Delaware corporation

	By:	/s/ Daniel R. Lee
Name: Daniel R. Lee
Title: President and Chief Executive Officer,
Interim Chief Financial Officer and
Treasurer

ADMINISTRATIVE AGENT,
COLLATERAL TRUSTEE, L/C
ISSUER. SWING LINE LENDER
AND LENDER:	CAPITAL ONE, NATIONAL ASSOCIATION,

	By:	/s/ Ross S. Wales
	Name:	Ross S. Wales
	Title:	Sr. Vice President

LENDERS:	NEVADA STATE BANK

	By:	/s/ Jamie Gazza
	Name:	Jamie Gazza
	Title:	Vice President

FIRST TENNESSEE BANK
NATIONAL ASSOCIATION

By:	/s/ James H. Moore, Jr
Name:	James H. Moore, Jr
Title:	Senior Vice President

TRUSTMARK NATIONAL BANK

By:	/s/ Craig E. Sosebee
Name:	Craig E. Sosebee
Title:	First Vice President

BANK OF NEVADA

By:	/s/ Doron Joseph
Name:	Doron Joseph
Title:	Senior Vice President

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